Exhibit 99.1

FOR DISTRIBUTION At 8:30 AM ET FEB. 26, 2016	For more information, contact: Jenny Highlander, APR, CPRC Director, Corporate Communications jhighlander@rtix.com Phone (386) 418-8888

CURT SELQUIST ELECTED CHAIRMAN, PETER GEAREN ELECTED AS VICE

CHAIRMAN OF RTI SURGICAL’S BOARD

CURRENT CHAIRMAN DEAN BERGY NOT TO STAND FOR RE-ELECTION

ALACHUA, Fla. (Feb. 26, 2016) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, announced today that its chairman of the board, Dean H. Bergy, has informed the company’s board of directors that he will not stand for re-election at the company’s 2016 annual shareholders’ meeting. He stepped down as chairman effective Feb. 24, 2016; however he will continue to fulfill his role as a board member through the end of his term, which will expire on the date of the 2016 annual shareholders’ meeting. The board named Curtis M. Selquist to succeed Bergy as chairman and named Peter F. Gearen, M.D., as vice chairman effective Feb. 24, 2016.

“On behalf of RTI and the entire board of directors, we thank Dean for his leadership and many contributions to our board,” said Brian K. Hutchison, president and CEO of RTI. “His experience in finance, accounting and tax processes has been a great asset to the RTI board and we will miss his wise counsel.”

“As I have told the board, at this time I am shifting my focus to my increasing duties at Stryker Corporation,” Bergy said. “I would like to extend my appreciation to the board, and I wish the company’s leadership much success in continuing its strategy to grow the company over the next few years and beyond. I am confident in the strategic direction of the company and I look forward to a bright future for RTI as a shareholder.”

RTI also announced today that the 2016 annual shareholders’ meeting will be scheduled later than the company’s usual April timeframe to allow sufficient time for the nominating and governance committee to follow its thorough process to evaluate the director candidates recently proposed by Krensavage Partners LP, along with other potential candidates. The company said it will announce the date of the shareholders’ meeting and the related record date in due course.

Directors’ Background

Bergy joined RTI’s board in 2010 and became chairman in 2011. He also serves as chairman of the audit committee and as a member of the nominating and governance committee for the company.

Selquist, an operating partner with Water Street Healthcare Partners, a strategic investor focused exclusively on the healthcare industry, joined RTI’s board in July 2013. He serves as chairman of RTI’s nominating and governance committee and is a member of the compensation committee.

Selquist has invested in and grown a number of healthcare companies at Water Street. Prior to joining Water Street, he achieved a distinguished 35-year career at Johnson & Johnson. Selquist was the company group chairman of Johnson & Johnson Medical and Johnson & Johnson Healthcare Systems. He also served as president of Johnson & Johnson Latin America. Selquist was subsequently appointed worldwide president of Johnson & Johnson - Merck Consumer Pharmaceuticals and company group chairman, responsible for Johnson & Johnson Medical.

Selquist was the founding chairman of the Global Healthcare Exchange. He also served as chairman of the National Alliance for Health Information Technology and as a board member of the National Quality Forum, serving as chair of its Leadership Network. Selquist serves as the lead director of Breg, Inc. and as chairman of Temptime Corporation. He received a bachelor’s degree in finance and management from Bradley University.

Dr. Gearen has served as a member of RTI’s board of directors since February 1998. He currently serves as chairman of the science and technology committee and is a member of the nominating and governance committee.

Dr. Gearen has a depth of medical experience and healthcare knowledge and, as a former practicing orthopedic surgeon, is knowledgeable about RTI products and the orthopedic market in general. Dr. Gearen was chief of staff at Shands Hospital at the University of Florida and served as assistant dean of clinical affairs at the University of Florida College of Medicine from 1992 until 1999. He has been an associate professor at the University of Florida College of Medicine since 1993. Dr. Gearen was appointed chairman of the Department of Orthopedics in May 2002 and stepped down as chairman in June 2010. He retired from practice on June 30, 2012. Dr. Gearen holds a bachelor’s degree from Spring Hill College and received his M.D. from the Stritch Loyola Medical School.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements regarding Bergy’s role as a board member through the end of his term, the timing of the 2016 annual shareholders’ meeting, and the process to evaluate the director candidates. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

Important Additional Information

RTI Surgical will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2016 annual meeting of shareholders. Shareholders are strongly advised to read RTI’s 2016 proxy statement and the accompanying WHITE proxy card when they become available because they will contain important information. Shareholders will be able to obtain copies of RTI’s 2016 proxy statement, any amendments or supplements to the proxy statement and other relevant solicitation materials filed by RTI with the SEC in connection with its 2016 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov, on the company’s website at www.rtix.com, or by writing to our Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. RTI, its directors, and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with its 2016 annual meeting of shareholders. Information concerning persons who may be considered participants in the solicitation of RTI’s shareholders under the rules of the SEC is set forth in public filings filed by RTI with the SEC and will be set forth in its proxy statement relating to its 2016 annual meeting of shareholders.